[Coopers & Lybrand Logo]       Coopers & Lybrand L.L.P.

                               a professional services firm






CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statements of XCL Ltd. and Subsidiaries on Form S-3 (File Nos. 33-41458, 33-83122 and 33-68552) and on Form
S-8 (File No. 33-62956 and 33-59799) of our report, which includes an explanatory paragraph regarding the Company's ability to continue as a going concern, dated April 10, 1998, on our audits of the consolidated financial statements and financial statement schedule of XCL Ltd. and Subsidiaries as of December 31, 1997 and 1996, and for each of the three years ended December 31, 1997, which report is included in this Annual Report on Form 10-K.



/s/ COOPERS & LYBRAND L.L.P.


Miami, Florida
April 10, 1998